LifeVantage Announces Third Quarter Fiscal Year 2014 Results

Revenue Increases 9.3% Compared to Prior Year Period

Operating Income Increases 13.4% Compared to Prior Year Period

Salt Lake City, UT, May 6, 2014, LifeVantage Corporation (NASDAQ: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, today reported financial results for its fiscal 2014 third quarter and the nine months ended March 31, 2014.
Third Quarter Fiscal 2014 Highlights:

•	Net revenue was $55.1 million, an increase of 9.3% over the prior year period, negatively impacted by $2.3 million of year-over-year foreign currency fluctuation;

•	Revenue increased in Asia/Pacific by 29.8% compared to the prior year period, including a $2.2 million negative impact related to currency fluctuation;

•	Operating income was $4.5 million, an increase of 13.4% over the prior year period;

•	Cash position improved to $35.7 million; and

•	Share repurchase program and accelerated debt retirement initiative was implemented.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage stated, "In the third quarter, we executed on our key initiatives to reignite growth and delivered year-over-year improvements in sales and operating income. We are encouraged by the improving trends in our important Asia/Pacific market, which achieved a 30% increase in sales. In the quarter, we made the strategic decision to announce a price increase and a corresponding distributor commission increase in Japan. This increase, which became effective April 1st, is expected to help offset the year-over-year devaluation of the Yen. We believe this announcement resulted in accelerated purchasing of products and pulled a portion of revenue into the third quarter from the fourth quarter. We believe that these implemented changes in this market will be an important component of our long-term growth.”
“We have recently made a number of key announcements that improve the foundation of our business,” Mr. Robinson continued. “At our Annual Global Convention in April, we launched the TrueScienceTM Skin Care Regimen, which builds upon our existing Nrf2 research and technology. In addition, we also acquired the assets of Wicked Fast Sports Nutrition, a sports nutrition company. Both product initiatives fit within our Feel Better, Look Better, and Perform Better product strategy. As we begin the final quarter of this fiscal year, we remain focused on our three key growth strategies of investing and strengthening our sales and marketing efforts, continued product innovation, and expanding our geographic reach.”

Third Quarter Fiscal 2014 Results

For the third fiscal quarter ended March 31, 2014, the Company reported net revenue of $55.1 million, an increase of 9.3% compared to $50.4 million for the same period in fiscal 2013. Revenue reflects a slight decline of 1.4% in sales in the America region, offset by an increase of 29.8% in the Asia/Pacific region due to growth in Japan and Hong Kong. Revenue for the quarter was negatively impacted $2.3 million, or 4.6%, by foreign currency fluctuation. Based on preliminary unaudited April results, Asia/Pacific revenue in the third quarter benefitted by approximately $2 million from certain customers accelerating their purchasing in advance of price increases that went into effect on April 1, 2014. The Company had previously announced that it was increasing the price of its products to help offset the devaluation of the Yen, which occurred simultaneously with an increase of the Japanese consumption tax.

Gross profit for the third fiscal quarter ended March 31, 2014 was $46.6 million, compared to $43.5 million for the same period last year. Gross margin for the third fiscal quarter of 2014 was 84.6%, compared to 86.4% in the prior year period. The year-over-year decline in gross margin was primarily due to a $500 thousand insurance claim benefit in the prior year related to the Company’s 2012 product recall.

Operating income for the third fiscal quarter of 2014 was $4.5 million, for an operating margin of 8.1%, compared to $3.9 million, or 7.8% in the same period last year.

Interest and other expense in the third fiscal quarter of 2014 was $1.3 million, compared to interest and other income of $0.1 million in the same period last year. The expense incurred in the current quarter is due to interest payments made on the Company’s term loan which did not exist this time last year.

Net income for the third fiscal quarter of 2014 was $2.5 million, or $0.02 per diluted share, calculated on 107 million shares outstanding. This compares to net income in the third fiscal quarter of 2013 of $3.4 million, or $0.03 per diluted share, calculated on 125 million shares outstanding.

First Nine Months Fiscal 2014 Results

For the nine months ended March 31, 2014, the Company reported revenue of $157.9 million, compared to $156.7 million in the prior year period. Revenue in the Americas increased 3.9%, which was partially offset by lower sales in the Asia/Pacific region. Revenue for the first nine months of fiscal 2014 was negatively impacted $9.8 million or 6.2% by currency fluctuation.

Operating income for the first nine months of fiscal 2014 was $14.7 million, for an operating margin of 9.3%. This compares to operating income of $11.8 million, or 7.5%, in the prior year period. The first nine months of fiscal 2013 operating income included approximately $5.6 million of one-time costs associated with the Company’s product recall.

Net income for the first nine months of fiscal 2014 was $9.0 million, or $0.08 per diluted share, calculated on 114 million shares outstanding, compared to $7.8 million, or $0.06 per diluted share in the prior year period, including one-time expenses, calculated on 125 million shares outstanding.

Balance Sheet & Liquidity

The Company's cash and cash equivalents at March 31, 2014 were $35.7 million, compared to $26.3 million at the end of fiscal year 2013. The Company generated $10.2 million of cash flow from operations in the first nine months of 2014 compared to $10.1 million in the first nine months of fiscal 2013.

On March 11, 2014, the Company announced that its Board of Directors approved an initial $6 million that will be used for an accelerated debt pay down and common stock repurchase program. The Company will fund up to $3 million in stock repurchases with the remainder expected to be used to accelerate debt repayment.

Fiscal Year 2014 Guidance

The Company expects to generate revenue in the range of $208 to $215 million in fiscal year 2014. The Company expects its operating margin to be in the range of 9% to 10% and earnings per diluted share in the range of $0.09 to $0.11, based on estimated weighted average diluted shares outstanding of 114 million.
Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 397-5354 from the U.S. International callers can dial (719) 457-2642. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, May 8, 2014, by dialing (877) 870-5176 from the U.S. and entering confirmation code 1367202, or (858) 384-5517 from international locations, and entering confirmation code 1367202.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based network marketing company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future revenue, operating income, operating margins, earnings per share, cash flow from operations, product launches and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures

We define Adjusted Gross Profit as Gross Profit as determined in accordance with GAAP excluding certain costs associated with the product recall included in GAAP cost of sales. We define Adjusted Gross Margin as gross margin as determined in accordance with GAAP (gross profit as a percentage of sales, net) excluding the costs associated with the product recall. We define Adjusted Operating Income as Operating Income excluding certain costs associated with the product recall. We define Adjusted Net Income as Net Income excluding certain costs associated with the product recall and the applicable tax impacts associated with these items. Adjusted EPS is calculated based on Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

We are presenting Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS because management believes that excluding the product recall costs from the relevant GAAP measures, when viewed with our results under GAAP and the accompanying reconciliations provides useful information about our period-over-period growth and profitability and provides additional information that is useful for evaluating our operating performance. Each of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; and (ii) we use Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measures, including gross profit, gross margin, operating income, net income or net income per diluted share prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The tables set forth below present a reconciliation of Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, all of which are non-GAAP financial measures, to Gross Profit, Operating Income, Net Income, and Diluted EPS, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (310) 954-1105
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)	As of
ASSETS	March 31, 2014	June 30, 2013
Current assets
Cash and cash equivalents	$35,681	$26,299
Accounts receivable	2,606	1,789
Income tax receivable	1,511	2,150
Inventory	8,576	10,524
Current deferred income tax asset	2,885	2,885
Prepaid expenses and deposits	4,999	2,294
Total current assets	56,258	45,941

Long-term assets
Property and equipment, net	7,183	5,692
Intangible assets, net	1,697	1,747
Deferred debt offering costs, net	1,413	-
Long-term deferred income tax asset	730	730
Other long-term assets	3,021	1,374
TOTAL ASSETS	$70,302	$55,484
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,641	$5,171
Commissions payable	9,595	7,564
Other accrued expenses	8,369	7,831
Short-term portion of debt	4,700	-
Total current liabilities	25,305	20,566
Long-term debt
Principal Amount	41,125	-
Less: unamortized discount	(1,098)	-
Long-term debt, net of unamortized discount	40,027	-
Other long-term liabilities	2,243	973
Total liabilities	67,575	21,539
Commitments and Contingencies
Preferred Stock – par value $.001, 50 shares authorized; no shares issued or outstanding	-	-
Common stock – par value $.001, 250 shares authorized; 104,024 and 117,088 issued and outstanding as of March 31, 2014 and June, 30, 2013, respectively	104	121
Additional paid-in capital	113,692	110,413
Accumulated deficit	(110,593)	(76,476)
Accumulated other comprehensive loss	(476)	(113)
Total Stockholders’ equity	2,727	33,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,302	$55,484

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
	For the three months ended March 31,		For the nine months ended March 31,
(In thousands, except per share data)	2014	2013	2014	2013
Sales, net	$55,064	$50,370	$157,930	$156,667
Cost of sales	8,459	7,330	24,212	23,936
Product recall costs	-	(461)	-	5,418
Gross profit	46,605	43,501	133,718	127,313

Operating expenses:
Sales and marketing	32,483	29,844	92,510	88,976
General and administrative	8,470	8,370	23,432	23,227
Research and development	655	848	1,546	2,105
Depreciation and amortization	530	499	1,527	1,180
Total operating expenses	42,138	39,561	119,015	115,488
Operating income	4,467	3,940	14,703	11,825

Other income (expense), net:
Interest and other income (expense), net	(1,278)	122	(1,605)	(426)
Total other income (expense)	(1,278)	122	(1,605)	(426)
Net income before income taxes	3,189	4,062	13,098	11,399
Income tax expense	(695)	(646)	(4,066)	(3,609)
Net income	$2,494	$3,416	$9,032	$7,790
Net income per share:
Basic	$0.02	$0.03	$0.08	$0.07
Diluted	$0.02	$0.03	$0.08	$0.06
Weighted average shares outstanding:
Basic	101,594	112,806	107,385	112,203
Diluted	106,578	124,985	113,717	125,371

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	103	(87)	(363)	(24)
Other comprehensive income (loss)	$103	$(87)	$(363)	$(24)
Comprehensive income	$2,597	$3,329	$8,669	$7,766

LIFEVANTAGE CORPORATION
Sales by Region
(Unaudited)
	Three months ended March 31,				Nine months ended March 31,
(In thousands)	2014		2013		2014		2013
Americas	$32,641	59%	$33,098	66%	$101,557	64%	$97,720	62%
Asia/Pacific	22,423	41%	17,272	34%	56,373	36%	58,947	38%
Total Net Sales	$55,064	100%	$50,370	100%	$157,930	100%	$156,667	100%

	LIFEVANTAGE CORPORATION
	Active Independent Distributors (1)
	(Unaudited)

	March 31,
	2014		2013
Americas	43,000	59%	38,000	60%
Asia/Pacific	30,000	41%	25,000	40%
Total	73,000	100%	63,000	100%

	LIFEVANTAGE CORPORATION
	Active Preferred Customers(2)
	(Unaudited)

	March
	2014		2013
Americas	106,000	79%	115,000	82%
Asia/Pacific	28,000	21%	25,000	18%
Total	134,000	100%	140,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit:
(Unaudited)
	For the three months ended March 31,		For the nine months ended March 31,
(In thousands)	2014	2013	2014	2013
GAAP Gross profit	$46,605	$43,501	$133,718	$127,313

Adjustments:
Cost of sales associated with product recall		(461)		5,418
Total adjustments	-	(461)	-	5,418
Non-GAAP Adjusted gross profit	$46,605	$43,040	$133,718	$132,731

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:
	For the three months ended March 31,		For the nine months ended March 31,
	2014	2013	2014	2013
(In thousands)
GAAP Operating income	$4,467	$3,940	$14,703	$11,825

Adjustments:
Costs associated with product recall:
Cost of sales	-	(461)	-	5,418
General and administrative	-	158	-	229
Total adjustments	-	(303)	-	5,647
Non-GAAP Adjusted operating income	$4,467	$3,637	$14,703	$17,472
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:
	For the three months ended March 31,		For the nine months ended March 31,
(In thousands)	2014	2013	2014	2013
GAAP Net income	$2,494	$3,416	$9,032	$7,790

Adjustments:
Costs associated with product recall:
Cost of sales	-	(461)	-	5,418
General and administrative	-	158	-	229
Tax impact of adjustments	-	107	-	(1,997)
Total adjustments	-	(196)	-	3,650
Non-GAAP Adjusted net income	$2,494	$3,220	$9,032	$11,440

Diluted shares	106,578	124,985	113,717	125,371

Non-GAAP Adjusted diluted net income per share	$0.02	$0.03	$0.08	$0.09